NEWS FOR IMMEDIATE RELEASE	CONTACT:	BRIEN M. CHASE, CFO
MAY 10, 2016		304-525-1600

PREMIER FINANCIAL BANCORP, INC.
REPORTS FIRST QUARTER 2016 EARNINGS

PREMIER FINANCIAL BANCORP, INC. (PREMIER), HUNTINGTON, WEST VIRGINIA (NASDAQ/GMS-PFBI), a $1.5 billion bank holding company with two bank subsidiaries, announced its financial results for the first quarter of 2016.  Premier realized net income of $2,979,000 during the quarter ended March 31, 2016, a 5.2% decrease from the $3,142,000 of net income reported for the first quarter of 2015.  On a diluted per share basis, Premier earned $0.32 during the first quarter of 2016 compared to $0.36 per share earned during the first quarter of 2015.  The decrease in income in the first three months of 2016 is largely due to an increase in the provision for loan losses when compared to the first quarter of 2015 and an increase in operating expenses resulting from the operations of the newly acquired First National Bank (“First National”), which were not included in Premier’s first quarter 2015 results.  First National, a wholly owned subsidiary of First National Bankshares Corporation (“Bankshares”) headquartered in Ronceverte, West Virginia, was purchased as part of Premier’s acquisition of Bankshares on January 15, 2016. Premier issued 1.4 million shares of its common stock valued at approximately $22,041,000 to the shareholders of Bankshares. On March 4, 2016, as part of Premier’s assimilation of Bankshares, First National was converted to Premier’s operating systems and merged into Premier Bank, Inc., a wholly own subsidiary of Premier.  The six branches of First National became branches of Premier Bank and now comprise the bank’s second largest operating division.  The operations of First National’s six branches plus the operations of Bankshares are only included in the operations of Premier since the January 15, 2016 acquisition date.

President and CEO Robert W. Walker commented, “We are pleased to report another quarter of positive results for our great company.   During the first quarter we completed our acquisition of First National Bankshares Corporation in January and then merged its subsidiary bank into our Premier Bank, Inc. subsidiary in March, creating a $1.1 billion dollar community bank franchise with 32 branches, including the six new locations in the Greenbrier Valley region of West Virginia and Virginia.  Mergers and assimilations of operations take time and we incurred several expenses associated with the mergers and data processing conversion.  Our results this quarter not only reflect those additional costs but also the additional common shares we issued to the shareholders of First National Bankshares Corporation to complete the merger.  As expected, our challenge now is to fully integrate the operations of the Greenbrier Valley branches, continue to provide the quality of products and services our customers expect from their local community bank, and bring to fruition the anticipated cost synergies.  We would be remiss if we did not point out the following comparisons of the first quarter 2016 to the same quarter last year, including a decrease in the level of net charge-offs, a decrease in past due loans as a percentage of total loans, and an increase in the quarterly dividend to $0.15 per share, as well as an increase since year-end in our tangible book value per share to $13.73.”

Net interest income for the quarter ended March 31, 2016 totaled $13.055 million, up $1.091 million, or 9.1%, from the $11.964 million of net interest income earned in the first quarter of 2015.  Interest income in 2016 increased by $1.197 million, or 9.2%, largely due to a $1.637 million increase in interest income from the operations of First National, partially offset by a $440,000, or 3.3%, decrease in interest income from Premier’s other operations.  Partially offsetting the increase in interest income in 2016 was a $106,000, or 10.1%, increase in interest expense. Interest expense increased by $243,000 due to the addition of the operations acquired from Bankshares, including $192,000 of interest expense on the deposits and borrowings of First National and $51,000 of interest expense on subordinated debentures assumed by Premier as part of the acquisition of Bankshares.  The subordinated debentures can be included as a portion of Premier’s regulatory Tier 1 capital, subject to certain conditions and limitations.  Partially offsetting the $243,000 increase in interest expense from the addition of the operations acquired from Bankshares was a $137,000, or 13.1%, decrease in interest expense from Premier’s other operations largely due to a $123,000, or 13.4%, decrease in interest expense on deposits and a $10,000, or 8.1%, decrease in interest expense on other borrowings.

During the quarter ended March 31, 2016, Premier recorded $312,000 of provision for loan losses compared to $69,000 of provision for loan losses recorded during the same quarter of 2015.  The provision for loan losses recorded during the first quarter of 2016 was primarily to provide for additional identified credit risk in Premier’s commercial real estate loan and construction loan portfolios. The provision for loan losses recorded during the first quarter of 2015 was primarily to provide for additional identified credit risk in Premier’s residential real estate and commercial real estate loans portfolios. The level of provision expense is determined under Premier’s internal analyses of evaluating credit risk. The amount of future provisions for loan losses will depend on any future improvement or further deterioration in the estimated credit risk in the loan portfolio as well as whether additional payments are received on loans previously identified as having significant credit risk. Gross charge-offs of loans decreased by $197,000 in the first quarter of 2016 when compared to the same quarter of 2015, while recoveries on loans previously charged-off increased by $5,000. Also during the quarter ended March 31, 2016, non-accrual loans increased by $959,000, since year-end 2015 while accruing loans 90+ days past due decreased by $1.012 million.

Net overhead costs (non-interest expenses less non-interest income) for the quarter ended March 31, 2016 totaled $8.142 million compared to $7.087 million in the first quarter of 2015. The $1.055 million increase in net overhead when compared to the first quarter of 2015 is largely due to the net operating costs of the six branches of First National acquired from the purchase of Bankshares in January 2016, as a $1.283 million, or 14.6%, increase in non-interest expenses was partially offset by a $232,000, or 13.6%, increase in non-interest income.  Non-interest income increased by $232,000 in the first quarter of 2016 when compared to the first quarter of 2015, largely due to a $248,000 increase in non-interest income from the operations of the six branches of First National, partially offset by a $16,000 decrease in non-interest income from Premier’s other operations.  Service charges on deposit accounts increased by $83,000, or 9.5%, electronic banking income increased by $118,000, or 18.3%, and other sources of non-interest income increased by $31,000, or 16.9%.  Non-interest expenses increased by $1.283 million in the first quarter of 2016 when compared to the first quarter of 2015, largely due to a $1.276 million increase in non-interest expense from the operations of the six branches of First National and $146,000 of expenses directly incurred during the quarter to convert First National’s operating and data systems.  These increases were partially offset by a $139,000, or 1.6%, decrease in non-interest expense from Premier’s other operations.  Staff costs increased by $650,000, or 15.0%, occupancy and equipment expenses increased by $185,000, or 13.9%, data processing costs (excluding conversion costs) increased by $225,000, or 20.5%, and FDIC insurance costs increased by $45,000, or 20.9%. These increases were partially offset by a $38,000, or 19.4%, decrease in taxes not based on income, and a $103,000, or 30.1%, decrease in OREO expenses and writedowns when compared to the first quarter of 2015.

Total assets as of March 31, 2016 were up $258.8 million, or 20.8%, from the $1.245 billion of total assets at year-end 2015. The increase in total assets since year-end is largely due to the $237.5 million of assets from the Bankshares acquisition in January 2016, plus an $18.8 million increase in deposits from Premier’s other operations.   Liquid assets, such as cash and due from banks, interest bearing bank balances and federal funds sold, increased by $52.0 million, including $16.4 million of liquid assets from the Bankshares acquisition.  Investment securities increased by $60.2 million, including $76.6 million of investment securities from the Bankshares acquisition, while total loans outstanding increased by $136.9 million, including $133.0 million from the Bankshares acquisition and $3.9 million from Premier’s other operations.  Other assets increased by $5.3 million, largely due to the premises and equipment of the six branches of First National, while goodwill and other intangible assets increased by $4.9 million, as the $5.2 million of intangible assets generated by the acquisition of Bankshares was partially offset by $267,000 of core deposit intangible amortization.  Total deposits increased by $224.0 million since year-end 2015, including the $205.2 million of deposits obtained from the acquisition of Bankshares plus an $18.8 million increase in deposits from Premier’s other operations.  Customer repurchase agreements increased by $2.8 million, including $2.2 million obtained from the acquisition of Bankshares.  Other borrowings decreased by $608,000 since year-end 2015 due to scheduled principal payments plus additional principal payments on Premier’s existing borrowings.  However, Premier assumed approximately $1.4 million of FHLB advances made to First National, reduced by principal payments since January, and also assumed $6.186 million of subordinated debentures issued by Bankshares, reduced by $873,000 of fair value adjustments, as a result of the acquisition of Bankshares in January 2016.

Stockholders’ equity of $172.7 million equaled 11.5% of total assets at March 31, 2016, which compares to stockholders’ equity of $147.2 million, or 11.8% of total assets, at December 31, 2015. The increase in stockholders’ equity was largely due to the $22.0 million of common stock issued to shareholders of Bankshares in the acquisition. Otherwise $3.0 million of first quarter net income as well as a $1.7 million, net of tax, increase in the market value of the investment portfolio available for sale were partially offset by a $0.15 per share common stock dividend declared and paid during the first quarter of 2016.

Certain Statements contained in this news release, including without limitation statements including the word "believes," "anticipates," "intends," "expects" or words of similar import, constitute "forward-looking statements" within the meaning of section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Premier to be materially different from any future results, performance or achievements of Premier expressed or implied by such forward-looking statements. Such factors include, among others, general economic and business conditions, changes in business strategy or development plans and other factors referenced in this press release. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. Premier disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

Following is a summary of the financial highlights for Premier as of and for the period ended March 31, 2016

PREMIER FINANCIAL BANCORP, INC.
Financial Highlights
Dollars in Thousands (except per share data)

	For the Quarter Ended
	March 31	March 31
	2016	2015
Interest Income	14,210	13,013
Interest Expense	1,155	1,049
Net Interest Income	13,055	11,964
Provision (Credit) for Loan Losses	312	69
Net Interest Income after Provision	12,743	11,895
Non-Interest Income	1,937	1,705
Non-Interest Expenses	10,075	8,792
Income Before Taxes	4,605	4,808
Income Taxes	1,626	1,666
NET INCOME	2,979	3,142

EARNINGS PER SHARE	0.32	0.39
DILUTED EARNINGS PER SHARE	0.32	0.36
DIVIDENDS PER SHARE	0.15	0.13

Charge-offs	153	350
Recoveries	109	104
Net charge-offs (recoveries)	44	246

PREMIER FINANCIAL BANCORP, INC.
Financial Highlights (continued)
Dollars in Thousands (except per share data)

	Balances as of
	March 31	December 31
	2016	2015
ASSETS
Cash and Due From Banks	35,641	33,888
Interest Bearing Bank Balances	80,838	32,816
Federal Funds Sold	8,052	5,835
Securities Available for Sale	315,698	255,466
Loans (net)	976,728	840,099
Other Real Estate Owned	13,426	13,040
Other Assets	32,214	27,573
Goodwill and Other Intangible Assets	40,885	35,976
TOTAL ASSETS	1,503,482	1,244,693

LIABILITIES & EQUITY
Deposits	1,284,176	1,060,196
Fed Funds/Repurchase Agreements	24,533	21,694
FHLB Advances	1,289	-
Other Borrowings	10,684	11,292
Subordinated Debentures	5,313	-
Other Liabilities	4,756	4,279
TOTAL LIABILITIES	1,330,751	1,097,461
Common Stockholders’ Equity	172,731	147,232
TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	1,503,482	1,244,693

TOTAL BOOK VALUE PER COMMON SHARE	17.98	18.00
Tangible Book Value per Common Share	13.73	13.60

Non-Accrual Loans	8,100	7,141
Loans 90 Days Past Due and Still Accruing	2,020	3,032